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                                           EXHIBIT 11

                        VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES

                                COMPUTATION OF EARNINGS PER SHARE

                                 For the Years Ended December 31
                           Amounts in Thousands, Except Per Share Data


                                                    1993      1992     1991      1990      1989
Primary and fully diluted earnings:
  Average common shares outstanding............   36,757    37,590    38,052    38,676    40,223

  Common share equivalents:
    Performance Share Plan.....................      218       190       164       154       172
    Total shares...............................   36,975    37,780    38,216    38,830    40,395

Net earnings from continuing
  operations...................................  $88,229   $90,980   $52,580  $120,278  $133,420

Net earnings (loss) from discontinued
  operations...................................       --        --        --        --    (4,051)

Net earnings before cumulative effect
  of accounting changes........................   88,229    90,980    52,580   120,278   129,369

Net earnings from cumulative effect
  of accounting changes........................       --     3,005        --        --     1,490

Net earnings                                     $88,229   $93,985   $52,580  $120,278  $130,859

Primary and fully diluted earnings
  (loss) per share of common stock:
  Continuing operations........................    $2.39     $2.41     $1.38     $3.10     $3.30
  Discontinued operations......................       --        --        --        --     (0.10)

  Earnings before cumulative effect
    of accounting changes......................     2.39      2.41      1.38      3.10      3.20

  Cumulative effect of accounting
    changes....................................       --      0.08        --        --      0.04

  Net earnings.................................    $2.39     $2.49     $1.38     $3.10     $3.24
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